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                                                                   EXHIBIT 21.1

                           SUBSIDIARIES OF THE REGISTRANT



Stratos Lightwave, LLC                         Delaware               100%

Bandwith Semiconductor LLC                     Delaware               100%

Stratos Micro Systems, Inc.                    Delaware               100%

Stratos Limited                                United Kingdom         100%

M.P. Optical Communications LLC                Illinois                60%

M.P. Optical Communications                    China                  100%
  (Shenzhen) Co., Ltd.*










* (owned by M.P. Optical Communications, L.L.C.)